Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193 or thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF FISCAL 2006

Boulder, Colo., (February 6, 2006) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2006.

For the second quarter of fiscal 2006, Array reported revenue of $11.9 million, compared to revenue of $12.0 million for the same period in fiscal 2005. Investment in research and development for proprietary drug discovery was $7.8 million, a $2.5 million increase over the same quarter last year, due to additional preclinical and clinical development. Array reported a net loss of $8.7 million, or ($0.23) per share, for the second quarter, compared to a net loss of $4.9 million, or ($0.16) per share, for the same quarter in fiscal 2005. The reported net loss for the current quarter includes a non-cash charge of $1.7 million, or ($0.04) per share, for share-based compensation expense under the new accounting pronouncement, FASB Statement No. 123(R). Array ended the second quarter of fiscal 2006 with $77.7 million in cash and marketable securities.

“We further strengthened our oncology pipeline and initiated dosing cancer patients in Phase I trial for our ErbB-2/EGFR dual inhibitor, ARRY-334543,” said Robert E. Conway, Chief Executive Officer, Array BioPharma. “ARRY-334543 is our second targeted cancer agent resulting from our internal drug discovery program. We anticipate additional drugs entering clinical development in 2006, furthering our goal of building the industry’s leading clinical pipeline of small molecule drugs.”

Second Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  Continued enrolling cancer patients in Array’s Phase Ib clinical trial of ARRY-142886 (AZD6244), a novel MEK inhibitor.

•                  Initiated dosing cancer patients in a Phase I clinical trial for ARRY-334543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 (Her-2/neu) and EGFR.

•                  Completed regulated safety testing for our lead MEK inhibitor for inflammatory disease, which has demonstrated potency and tolerability in preclinical models of human arthritis and COPD. An IND application is being prepared for submission to the FDA.

•                  Advanced Array’s lead orally active, small molecule p38 inhibitor into regulated safety testing. The candidate is well tolerated and has demonstrated efficacy in preclinical models of human arthritis.

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Growing Collaborative Research

•                  Selected an additional clinical candidate for the small molecule anticancer MEK program with AstraZeneca AB, triggering a $1 million milestone payment from AstraZeneca to Array.

•                  Initiated a drug discovery collaboration with Ono Pharmaceutical Co., Ltd. to create small molecule drug candidates against a series of kinases selected by Ono. Ono will provide funding to access Array’s Drug Discovery Platform. Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates. In addition Array will be entitled to receive royalties on sales of any products that result from the collaboration.

•                  Extended and expanded a collaboration agreement with Genentech, Inc. for the discovery of targeted small molecule drugs for the treatment of cancer. Under the terms of this expanded agreement, Genentech may provide approximately $50 million in research funding to access Array’s Drug Discovery Platform over the next three years. In addition, Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates, as well as royalties on net sales of any products that result from the collaboration.

Array reported revenue of $23.2 million for the six-month period ended December 31, 2005, compared to revenue of $21.9 million for the same period in fiscal 2005. Net loss for the six months ended December 31, 2005, was $18.4 million, or ($0.48) per share, compared to a net loss of $10.5 million, or ($0.35) per share, reported in the same period in fiscal 2005. The reported net loss for the six-month period includes a non-cash charge of $3.4 million, or ($0.09) per share, for share-based compensation expense under the new accounting pronouncement, FASB Statement No. 123(R).

Array will hold a conference call on Tuesday, February 7, 2006, at 9:00 a.m. eastern time to discuss these results. If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, February 7, 2006
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 946-0712
Toll:	(719) 457-2641
Pass Code:	8545301
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free
(888) 203-1112, and outside the United States (719) 457-0820. The access code is 8545301. Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases. Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of February 6, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Collaboration revenue	$9,232	$9,548	$17,515	$16,893
License and milestone revenue	2,708	2,500	5,667	5,012
Total revenue	11,940	12,048	23,182	21,905

Operating expenses *
Cost of revenue (1)	10,013	9,464	19,403	18,257
Research and development for proprietary drug discovery (2)	7,802	5,312	16,427	9,794
Selling, general and administrative expenses (3)	3,379	2,341	6,833	4,676
Total operating expenses	21,194	17,117	42,663	32,727

Loss from operations	(9,254)	(5,069)	(19,481)	(10,822)

Interest expense	(153)	—	(282)	—
Interest income	696	192	1,380	330
Net loss	$(8,711)	$(4,877)	$(18,383)	$(10,492)

Basic and diluted net loss per share	$(0.23)	$(0.16)	$(0.48)	$(0.35)
Number of shares used to compute per share data	38,617	30,706	38,557	29,807

*Includes stock-based compensation expense
(1) Cost of revenue	$546	$—	$1,071	$113
(2) Research and development for proprietary drug discovery	320	—	733	—
(3) Selling, general and administrative expenses	799	—	1,607	38
Total	$1,665	$—	$3,411	$151

Summary Balance Sheet Data

(in thousands)

	December 31, 2005	June 30, 2005

Cash, cash equivalents and marketable securities	$77,664	$92,706
Property, plant and equipment, gross	63,719	61,517
Working capital	70,373	80,435
Total assets	112,132	127,952
Long-term debt	12,553	10,000
Stockholders’ equity	85,040	99,415

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